Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 28, 2010

LEGGETT & PLATT ANNOUNCES 2009 RESULTS

Carthage, MO, January 28, 2010 —

•	4Q EPS of $.23; sales were $770 million, 13% lower than in prior year.

•	4Q adjusted EPS from Continuing Operations of $.30, excluding an unusual international tax item.

•	Full year earnings of $.70 per share; sales were $3.06 billion, 25% lower than in the prior year.

•	Full year adjusted EPS from Continuing Operations of $.86, excluding unusual items.

•	Cash flow from operations of $565 million for the full year, the second-highest level ever.

•	Repurchased 4.1 million shares during the quarter; net debt remained at 23.7% of net capital.

•	2010 EPS guidance of $.75 - 1.15, on sales of $2.9 - 3.3 billion.

Diversified manufacturer Leggett & Platt reported fourth quarter earnings per diluted share of $.23. Earnings from Continuing Operations, adjusted to exclude an unusual tax item, were $.30 per share. In the fourth quarter of 2008, adjusted earnings from Continuing Operations were $.03 per share. Earnings improved, despite lower sales, as a result of cost reduction efforts, pricing discipline, and a $.06 per share LIFO benefit. Sales from Continuing Operations were $770 million, 13% lower than in the fourth quarter of 2008, with steel-related price deflation accounting for the bulk of the decline; unit volumes declined approximately 3%.

	Fourth Quarter		Full Year
$/share:	2009	2008	2009	2008

Continuing Operations, adjusted	.30	.03	.86	.88
Unusual Restructuring-related costs	—	(.11)	—	(.14)
Unusual Tax and Other items	(.04)	.03	(.12)	(.01)

Continuing Operations, as reported	.26	(.05)	.74	.73

Discontinued Operations	(.03)	(.06)	(.04)	(.11)

EPS, as reported	.23	(.11)	.70	.62

In millions:

Diluted Shares	156.2	161.8	160.0	168.2

Sales, Continuing Operations, $	770	883	3,055	4,076
Cash from Operations, $	135	233	565	436

Full Year Financial Results

Full year reported EPS was $.70 (including $.12 per share of expenses due to three items: tax adjustments resulting from Mexican tax law changes, bad debt expense related to a specific customer bankruptcy, and the write-down of a note associated with the Aluminum Segment divestiture). Per share adjusted earnings from Continuing Operations were $.86 for the full year, a 2% decrease vs 2008; cost structure improvements and pricing discipline nearly offset the earnings impact of extremely weak market demand. Full year sales from Continuing Operations decreased 25% to $3.06 billion, largely due to unit volume decline.

The company generated $565 million of cash from operations during 2009, the second-highest level ever, reflecting targeted efforts to optimize working capital. Major uses of cash included $240 million to fund dividends and capital requirements, $188 million (net) to purchase Leggett stock, and $64 million (net) to reduce debt. Net debt to net capital was 23.7% at year end, well below the company’s 30% - 40% target range.

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Much Progress Despite Weak Economy

President and CEO David S. Haffner commented, “For the full year, Continuing Operations EPS was relatively unchanged from the prior year, despite a $1 billion (or 25%) decline in sales that was primarily market-driven. Our significant cost reduction efforts and pricing discipline allowed us to sustain EPS and improve margins, despite the weak economy. Full year gross margin was 20.6%, the highest level since the year 2000. Full year EBIT margin was 7.5%, an improvement of 180 basis points over 2008. I am extremely pleased with our employees’ accomplishments in the face of such economic headwind.

“We continued to make notable progress on the key strategic changes we outlined in November 2007. Consistent with our stated intentions, during 2008 and 2009 combined, we:

•	Generated cash of over $1.4 billion from both operations ($1.0 billion) and divestitures ($420 million).

•	Increased quarterly dividends by 44% (from $.18 to $.26 per share).

•	Bought back 15% (26 million shares) of Leggett’s outstanding stock.

•	Reduced long-term net debt to its lowest level (in dollars) in over a decade.

•	Achieved 2-year Total Shareholder Return (TSR1) of 32%; within the top 4% of all S&P 500 companies.

“Our balance sheet and cash flow remain strong, and our cost structure has improved significantly, as margins indicate. We are very well positioned to ride out the economic downturn, which we anticipate will continue throughout 2010. Whether the economy remains lackluster or unexpectedly strengthens, our main financial objective remains to consistently achieve TSR within the top 1/3 of the S&P 500, a goal we have successfully achieved over the last two years.”

Dividend and Stock Repurchases

2009 marked the 38th consecutive annual dividend increase for Leggett, with a compound annual growth rate of over 14% during that period. At yesterday’s closing share price of $20.05, the indicated annual dividend of $1.04 per share generates a dividend yield of 5.2%.

During the fourth quarter, the company repurchased 4.1 million shares of its stock at an average price of $19.84 per share. For the full year, the company fully utilized its authorization from the Board of Directors to repurchase 10 million shares of its stock; as a result, shares outstanding declined by 7.0 million during 2009, to 148.8 million shares.

2010 Outlook

Leggett anticipates 2010 sales of approximately $2.9 - 3.3 billion, reflecting the company’s belief that the economy will likely remain depressed. Based upon that sales expectation, and considering other uncertainties including inflation, steel pricing, and margins, Leggett projects that its Continuing Operations should generate 2010 EPS of $.75 - 1.15.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Since the LIFO benefit is not recorded at the segment level, 2009 segment EBIT margins are unusually low. Steel cost decreases contributed to a LIFO benefit of $67 million for the full year (for Continuing Operations), which contrasts with $62 million of LIFO expense in 2008. Earnings for the fourth quarter reflect a LIFO benefit of $14.8 million, compared to LIFO expense of $27.1 million in 4Q 2008.

Furthermore, LIFO created significant variability in 2009 quarterly earnings. Steel deflation negatively impacted earnings for the first half of 2009. This impact was offset by a LIFO benefit, but that benefit was spread across all four quarters. Due to the mismatch in quarterly timing of these two offsetting items, fourth quarter earnings saw a $14.8 million LIFO benefit with no corresponding steel deflation impact (because it occurred during the first half of the year). LIFO-related impacts are not anticipated to be as significant during 2010.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested

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SEGMENT RESULTS – Fourth Quarter 2009 (versus 4Q 2008)

Residential Furnishings – Total sales decreased $44 million, or 10%, as a result of steel-related price deflation; unit volume was up slightly. EBIT (earnings before interest and income taxes) increased $31 million due to cost reductions, price discipline, and absence of last year’s restructuring-related costs.

Commercial Fixturing & Components – Total sales decreased $35 million, or 25%, due to the company’s decision to walk away from sales with unacceptable profit margins, market softness in office furniture components, and reduced spending by retailers. EBIT increased $10 million, with the earnings impact of lower sales more than offset by cost reductions, operational improvements, and absence of last year’s restructuring-related costs.

Industrial Materials – Total sales decreased $56 million, or 26%, due to steel-related price deflation; unit volume was up slightly. EBIT decreased $8 million, with the impact of reduced metal margin partially offset by cost reductions.

Specialized Products – Total sales decreased $9 million, or 6%; weaker demand for machinery and Commercial Vehicle Products was partially offset by improvement in automotive demand. EBIT increased $13 million, primarily due to cost structure and operational improvements.

SEGMENT RESULTS – Full Year 2009 (versus 2008)

Residential Furnishings – Total sales from Continuing Operations decreased $427 million, or 20%, due to weak market demand. EBIT from Continuing Operations decreased $60 million, with the impact of lower unit volumes partially offset by cost improvements, pricing discipline, and absence of last year’s restructuring-related costs.

Commercial Fixturing & Components – Total sales from Continuing Operations decreased $220 million, or 31% for the year due to weak markets and the company’s decision in Store Fixtures to walk away from sales with unacceptable profit margins. EBIT from Continuing Operations decreased $7 million, with the impact of reduced sales largely offset by cost reductions and operational improvements.

Industrial Materials – Total sales from Continuing Operations decreased $319 million, or 33%, from both deflation (related to steel prices) and reduced market demand. EBIT decreased $35 million, with the impact of reduced sales partially offset by improved cost structure.

Specialized Products – Total sales from Continuing Operations decreased $181 million, or 27%, due to weak market demand. EBIT from Continuing Operations decreased $27 million, with the impact of reduced sales partially offset by cost reductions.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, January 29. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. First quarter results will be released after the market closes on Wednesday, April 21, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 127-year-old firm is comprised of 19 business units, 19,000 employee-partners, and more than 140 manufacturing facilities located in 18 countries.

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Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable beds; and g) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 5 of 6	January 28, 2010

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2009	2008	Change	2009	2008	Change
Net sales (from continuing operations)	$769.7	$882.5	(13)%	3,055.1	$4,076.1	(25)%
Cost of goods sold	599.5	771.9		2,425.4	3,384.9

Gross profit	170.2	110.6		629.7	691.2
Selling & administrative expenses	87.3	106.2	(18)%	363.0	423.2	(14)%
Amortization	5.4	6.0		20.7	24.5
Other expense (income), net	0.9	15.0		15.7	11.2

Earnings before interest and taxes	76.6	(16.6)		230.3	232.3	(1)%
Net interest expense	7.9	8.1		31.9	39.7

Earnings before income taxes	68.7	(24.7)		198.4	192.6
Income taxes	26.2	(17.1)		77.3	65.1

Net earnings from continuing operations	42.5	(7.6)		121.1	127.5
Discontinued operations, net of tax [1]	(5.4)	(9.8)		(6.1)	(18.5)

Net earnings	37.1	(17.4)		115.0	109.0
Net income from non-controlling interest	1.9	0.6		3.2	4.6

Net earnings attributable to L&P	$35.2	$(18.0)		$111.8	$104.4	7%

Earnings per diluted share
From continuing operations	$0.26	$(0.05)		$0.74	$0.73	1%
From discontinued operations	$(0.03)	$(0.06)		$(0.04)	$(0.11)
Net earnings per diluted share	$0.23	$(0.11)		$0.70	$0.62
Shares outstanding
Common stock (at end of period)	148.8	155.8		148.8	155.8
Basic (average for period)	155.0	161.8		159.3	168.0
Diluted (average for period)	156.2	161.8		160.0	168.2	(5)%

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2009	2008	Change	2009	2008	Change
Net earnings	$37.1	$(17.4)		$115.0	$109.0
Depreciation and amortization	33.0	34.8		130.3	140.4
Working capital decrease (increase)	29.0	192.2		185.6	32.7
Asset Impairment	4.6	12.4		5.8	44.8
Other operating activity	31.2	11.1		128.6	109.3

Net Cash from Operating Activity	$134.9	$233.1	(42)%	$565.3	$436.2	30%
Additions to PP&E	(17.6)	(27.5)	(36)%	(83.0)	(118.3)	(30)%
Purchase of companies, net of cash	0.0	(1.0)		(2.8)	(10.3)
Proceeds from asset sales	5.0	21.6		14.1	407.6
Dividends paid	(39.7)	(37.4)		(157.2)	(165.1)
Repurchase of common stock, net	(83.5)	(39.1)		(188.0)	(290.6)
Additions (payments) to debt, net	37.6	(189.2)		(64.2)	(275.8)
Other	2.3	(7.2)		11.6	(24.4)

Increase (Decr.) in Cash & Equiv.	$39.0	$(46.7)		$95.8	$(40.7)

EBITDA [2]	$108.1	$17.5	518%	$361.6	$385.5	(6)%

FINANCIAL POSITION	31-Dec
(In millions)	2009	2008	Change
Cash and equivalents	$260.5	$164.7
Receivables	469.5	550.5
Inventories	409.1	495.0
Held for sale	16.4	31.0
Other current assets	58.1	65.6

Total current assets	1,213.6	1,306.8	(7)%
Net fixed assets	668.6	681.4
Held for sale	27.2	30.2
Goodwill and other assets	1,151.8	1,143.5

TOTAL ASSETS	$3,061.2	$3,161.9	(3)%

Trade accounts payable	$199.4	$175.3
Current debt maturities	10.1	22.4
Held for sale	3.2	7.4
Other current liabilities	322.4	319.1

Total current liabilities	535.1	524.2	2%
Long term debt	789.3	851.2	(7)%
Deferred taxes and other liabilities	161.3	115.6
Shareholders’ equity	1,575.5	1,670.9	(6)%

Total capitalization	2,526.1	2,637.7

TOTAL LIABILITIES & EQUITY	$3,061.2	$3,161.9

Net Debt to Net Capital [3]	23.7%	28.4%

Return on Equity [4]	6.9%	5.5%

[1]

Discontinued operations include: Aluminum Products; Fibers, Wood Products, Coated Fabrics (formerly in Residential Furnishings); Storage Products, Plastics (formerly in Commercial Fixturing & Components); and the dealer portion of Commercial Vehicle Products (formerly in Specialized Products).

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]

Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[4]	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	Page 6 of 6	January 28, 2010

SEGMENT RESULTS	FOURTH QUARTER			YEAR TO DATE
(In millions)	2009	2008	Change	2009	2008	Change
External Sales
Residential Furnishings	$413.8	$456.3	(9.3)%	$1,684.8	$2,102.3	(19.9)%
Commercial Fixturing & Components	100.0	135.3	(26.1)%	487.1	696.9	(30.1)%
Industrial Materials	115.3	145.2	(20.6)%	437.6	658.2	(33.5)%
Specialized Products	140.6	145.7	(3.5)%	445.6	618.7	(28.0)%

Total	$769.7	$882.5	(12.8)%	$3,055.1	$4,076.1	(25.0)%

Inter-Segment Sales
Residential Furnishings	$1.8	$3.2		$8.4	$17.5
Commercial Fixturing & Components	1.2	0.5		4.3	14.4
Industrial Materials	41.9	67.9		209.2	308.0
Specialized Products	11.3	15.6		55.3	63.0

Total	$56.2	$87.2		$277.2	$402.9

Total Sales
Residential Furnishings	$415.6	$459.5	(9.6)%	$1,693.2	$2,119.8	(20.1)%
Commercial Fixturing & Components	101.2	135.8	(25.5)%	491.4	711.3	(30.9)%
Industrial Materials	157.2	213.1	(26.2)%	646.8	966.2	(33.1)%
Specialized Products	151.9	161.3	(5.8)%	500.9	681.7	(26.5)%

Total	$825.9	$969.7	(14.8)%	$3,332.3	$4,479.0	(25.6)%

EBIT
Residential Furnishings	$34.2	$3.0	1040%	$90.3	$150.7	(40)%
Commercial Fixturing & Components	(1.8)	(11.6)	-nm-	7.6	14.4	(47)%
Industrial Materials	11.7	19.8	(41)%	60.3	95.5	(37)%
Specialized Products	15.2	2.1	624%	17.3	44.7	(61)%
Intersegment eliminations and other	2.5	(2.8)		(12.0)	(11.1)
Change in LIFO reserve	14.8	(27.1)		66.8	(61.9)

Total	$76.6	(16.6)	-nm-	$230.3	$232.3	(1)%

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	8.2%	0.7%	750	5.3%	7.1%	(180)
Commercial Fixturing & Components	(1.8)%	(8.5)%	670	1.5%	2.0%	(50)
Industrial Materials	7.4%	9.3%	(190)	9.3%	9.9%	(60)
Specialized Products	10.0%	1.3%	870	3.5%	6.6%	(310)

Overall from Continuing Operations	10.0%	(1.9)%	1190	7.5%	5.7%	180

LAST SIX QUARTERS	2008		2009
Selected Figures (restated to exclude discontinued operations)	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	1,132	883	718	757	810	770
Sales Growth (vs. prior year)	3.7%	(15.1)%	(28.1)%	(28.8)%	(28.5)%	(12.8)%
EBIT ($ million) [3]	96	(17)	18	41	95	77
EBIT Margin [3]	8.5%	(1.9)%	2.5%	5.4%	11.7%	10.0%
Net Earnings - excludes discontinued oper. ($m)	48	(8)	4	19	55	41
Net Margin - excludes discontinued operations	4.3%	(0.9)%	0.5%	2.5%	6.8%	5.3%
EPS - continuing operations (diluted)	$0.29	$(0.05)	$0.02	$0.12	$0.34	$0.26
EBITDA ($ million) [2]	124	18	49	75	129	108
Cash from Operations ($ million) [2]	77	233	115	174	142	135
Net Debt to Net Capital [2]	28%	28%	27%	24%	24%	24%

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	3%	(12)%	(19)%	(23)%	(23)%	(9)%
Commercial Fixturing & Components	(16)%	(27)%	(38)%	(29)%	(28)%	(25)%
Industrial Materials	47%	13%	(22)%	(38)%	(41)%	(26)%
Specialized Products	(1)%	(20)%	(38)%	(33)%	(27)%	(6)%
Overall from Continuing Operations	4%	(14)%	(27)%	(28)%	(28)%	(13)%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[2]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.
[3]	Prior quarters’ amounts were restated for reclassification of net income attributable to noncontrolling interest.

nm = not meaningful